Exhibit 21.1

SUBSIDIARIES

State of Incorporation/
Name of Entity	Jurisdiction	Doing Business As

DSTI Luxembourg Sarl	Luxembourg

DST Health Solutions, Inc.	California

DST Output, LLC	Delaware

DST Realty, Inc.	Missouri

West Side Investment Management, Inc.	Nevada

Note:  Significant subsidiaries as calculated under Rule 1-02(w) of Regulation S-X, listed in alphabetical order.

DSTI Luxembourg represents the consolidation of twenty three international subsidiaries, primarily engaged in the Company’s Financial Services, Output Solutions and Investments and Other segments.

DST Health Solutions, Inc. represents the consolidation of three U.S. and two international subsidiaries and is engaged in the Financial Services Segment.

DST Output, LLC represents the consolidation of nine U.S. and three international subsidiaries, primarily engaged in the Company’s Output Solutions Segment.

DST Realty, Inc. represents the consolidation of twenty nine U.S. subsidiaries and is engaged in the Investments and Other Segment.

West Side Investment Management, Inc. manages a portion of the Company’s passive investment portfolio and is engaged in the Investments and Other Segment.